                                                                 Exhibit (d)(16)

The undersigned hereby represents that the following document is a fair and accurate English translation of a French document.

                                     By:  /s/ Michel Marien
                                     Name:    Michel Marien
                                     Title:  President of the Life Sciences
                                     Enterprise of Rhodia

                                       * *

                         CONFIRMED MULTICURRENCY EUR150M
                                CREDIT LINE FOR

                                     RHODIA

---------------------------------------

 .    Confidential treatment for the name of the banks has been requested pursuant to Item 1007(d) of Regulation M-A under the Securities Exchange Act of 1934, and the names of the banks have been filed separately with the Securities and Exchange Commission.

     Among the undersigned

*, a French corporation with a management board and a supervisory board, with a capital of FRF400,000,000, having its registered office at *, registered with the Strasbourg Trade and Companies Registry under number *, represented by:

-        M. *,

-        M. *,

Duly empowered for the purposes hereof

And

* a French corporation with a capital of FRF1,609,847,700, registered with the Paris Trade and Companies Registry under number *, having its registered office at *, represented by:

-        M. *,

-        M. *,

Duly empowered for the purposes hereof

(hereinafter jointly referred to as "the Lenders" and, individually, as "a Lender")

                                                       Parties of the first part

And

Rhodia, a societe anonyme (French corporation) with capital of EUR2,621,115,615, registered with the Nanterre Trade and Companies Registry under number B352 170 161, having its registered office at 25, quai Paul-Doumer, 92400 Courbevoie, represented by M. Pierre Prot, Deputy General Manager,

Duly empowered for the purposes hereof

(hereinafter referred to as "the Borrower")

                                                        Party of the second part

And

* a French corporation with a capital of FF1,609,847,700, registered with the Paris Trade and Companies Registry under number *, having its registered office at *, represented by:

-        M. *,

-        M. *,

Duly empowered for the purposes hereof

(hereinafter referred to as "the Agent")

                                                         Party of the third part

Article 1: Additional Borrower
"Additional Borrower" shall refer to any subsidiary company that Rhodia controls, within the meaning of Article 355-1 of the Law of July 24, 1966 on Companies, at the date on which the drawdown notice and acceptance letter are sent.

Any entity meeting the definition of Additional Borrower may benefit from the provisions of Article 2, "Borrower Substitution".

Article 2: Borrower Substitution
The Borrower shall be free at any time to substitute one or several Additional Borrowers for itself. Said Additional Borrowers shall benefit from drawing rights under the same conditions as the Borrower.

The Additional Borrower shall send, together with the drawdown notice, an acceptance letter (form attached), which shall bind it under the same terms and conditions as the Borrower. Any drawdown by an Additional Borrower shall be guaranteed by the first demand guarantee given by Rhodia.

In this regard, Rhodia shall be required to provide, at each drawdown, a guarantee worded in accordance with the model attached hereto.

Article 3: Credit Description
Revolving loan ("the Loan") (including Tranche A and Tranche B), repayable and re-drawable throughout its term, expressed in euros or in any other Authorized Currency.

Article 4: Lender's Commitment
Each Lender hereby agrees, individually and not jointly, with the other Lender, to participate in this loan up to a maximum of 50 per cent of each Tranche A and
B. Default by one Lender in performing its obligations shall not in any way entail the liability of the other Lender, nor shall it free the other Lender from its obligations.

The Lenders hereby agree, until full repayment by the Borrower of any and all amounts due pursuant hereto, immediately on the occurrence of any one event involving all the Lenders in their relationship with the Borrower, to reach a mutual agreement as soon as possible in order to establish a common position, in the same spirit of cooperation that governed the drafting hereof.

This rule shall apply only to internal relations between the Lenders, without the Borrower having the possibility of taking advantage of any breach thereof.

Article 5: Amount of Loan

Tranche A: a short-term loan in the amount of 75 million euros, or its equivalent in any Authorized Currency,

Tranche B: a medium-term loan in the amount of 75 million euros, or its equivalent in any Authorized currency,

The amount of the Loan shall be broken down between the Lenders as follows:

*: Tranche A: 37.5 million euros, or its equivalent in any Authorized Currency,

*: Tranche A: 37.5 million euros, or its equivalent in any Authorized Currency,

*: Tranche B: 37.5 million euros, or its equivalent in any Authorized Currency,

*: Tranche B: 37.5 million euros, or its equivalent in any Authorized Currency,

Article 6: Contract
Refers to this Contract and, if appropriate, to any amendment hereto.

Article 7: Authorized Currencies
--------------------------------
EURO, JPY, USD, CHF and GBP

Article 8: Purpose of Loan
The purpose of the Loan is to provide financing for the Borrower's general requirements as well as those, if appropriate, of one or several Additional Borrowers.

Article 9: Final Term
Tranche A shall be repaid in full at the latest 364 days following signature of the Contract.

Tranche B shall be repaid in full at the latest three years following signature of the Contract.

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Article 10: Working Day
Refers to a full working day in the TARGET calendar. This shall be all days on which at least two RTGS (Real-Time Gross Settlement) centers are open and connected, with the exception of Saturdays and Sundays, as well as January 1st and December 25th, in accordance with the Trans-European Automated Real-Time Gross Settlement Express Transfer System known as TARGET.

Article 11: Agent's Role

- The Agent shall be responsible, throughout the term of the Loan, for ensuring physical safekeeping of all and any documents referred to in
     Article 23 hereof.

- In the event of an Event of Default, and only in such event, and after the Agent has been informed by any Lender of the occurrence thereof, each of the Lenders shall appoint the Agent to declare such Event of Default, and to represent it in connection with any instruments, notices and formalities relating to its relationship with the Borrower, except in connection with legal proceedings, whether as plaintiff or as defendant.

- The Agent or any one of its directors, officers or employees shall in no way be responsible for any steps taken (or not taken).

- The Agent shall in no way be liable towards the Lenders or towards the Borrower for the validity of the Contract or the accuracy of representations made therein, nor of verification of proper compliance by the Borrower with the provisions thereof.

- The Agent shall in no way be liable towards the Borrower for failure by the Lenders to perform the obligations binding them pursuant to the Contract, nor towards the Lenders for failure by the Borrower to perform the obligations binding its pursuant to the Contract.

- The Agent shall transmit as soon as possible to the Lenders all and any notices and communications received from the Borrower and/or from one of the Lenders pursuant to the Contract.

- After notice of an Event of Default by any Lender, the Agent shall reach a mutual agreement with the Lenders as soon as possible, in order to define a common position for the Lenders. This common position shall be decided unanimously by the Lenders and notified to the Borrower by the Agent.

- Failing unanimous agreement between the Lenders within a period of fifteen days after notice by any Lender to the Agent of an Event of Default, the agency given to the Agent shall cease and each Lender shall be authorized to act freely to defend its own interests.

-    The Agent's mission is accepted free of charge.

- The Agent shall draw up and maintain a verification account indicating the total amount of sums lent by each Lender, and of all and any repayment of principal and payments of interest made by the Borrower (or any additional Borrower) pursuant hereto.

Any payments required of the Agent or of the Borrower pursuant to this agreement must be made before eleven (11) a.m. (Paris time) on the relevant Working Day.

Any and all payments to be made by the Agent pursuant to the Loan shall be made to account *.

It is specifically agreed that payments to be made by the Lenders pursuant to the Agreement shall be received by the Borrower (or any Additional Borrower) from the Agent.

Moreover, the Borrower must make any and all payments pursuant to this contract to the Agent, to its account *. It is specifically agreed that any payment validly made by the Borrower to Agent pursuant to the contract shall validly release the Borrower towards the Lenders.

Article 12: Drawdown
Refers to the use, in one or several installments, of the Loan using a Drawdown notice.

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Article 13: Interest Period
---------------------------
Refers, for any drawdown, to the period stipulated in the Drawdown notice.

Article 14: Interest Payment Date
---------------------------------
Refers to the last day of an Interest Period.

Article 15: Interest and Margin
-------------------------------
Interest shall be collected in arrears by the "Lenders", on the day of the Drawdown Interest Payment Date.

For Drawdowns with a term over six months, Interest shall be collected at the end of each six-month period and on the date on which the Drawdown becomes due.

For drawdowns in euros:
-----------------------
Interest shall be calculated based on the precise number of days of the Drawdown period set against a 360-day year, at the EURIBOR rate for the Drawdown period or the period immediately exceeding same, published two Working Days before the Drawdown date on Telerate page 248 or any other page substituted thereto, after adding the Applicable Margin.

For drawdowns in Authorized Currencies:
---------------------------------------
Interest shall be calculated based on the precise number of days of the period concerned, set against a 360-day year for all Currencies, with the exception of Drawdowns in GBP, for which interest calculation shall be set against 365 days.

Interest shall be determined at the LIBOR (London Inter-Bank Offered Rate) for the Currency concerned for the Drawdown period, calculated under the aegis of the British Bankers' Association and published by Telerate--page 3750/3740 or any other page substituted thereto--at 11 a.m. (London time), two working days before the Drawdown or the start of any new interest term, after adding the Applicable Margin.

The rate for GBP shall be observed on the date on which funds are made available.

If no rate appears on the aforementioned Telerate pages, the applicable interest rate shall be determined, for the interest period concerned, in accordance with rates offered by Benchmark Banks (Credit agricole/Indosuez, Banque nationale de Paris, Societe generale, Credit lyonnais).

Article 16: Applicable Margin
-----------------------------
Tranche A: 0.20 per cent per annum.

Tranche B: 0.325 per cent per annum.

Article 17: Late-Payment Interest
---------------------------------
In the event of non-payment at the due date by the Borrower of any amount due (including, but not limited to, principal and interest), pursuant to the Contract, the Borrower shall pay interest on said amount, from its due date to the date of actual payment, calculated at a rate determined by the Agent, equal to the sum of:

Tranche A:

-    1 per cent per annum then adding

-    the margin of 0.20 per cent per annum, then adding

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-    the arithmetic average of the EONIA rates. The EONIA (Euro Overnight Index
     Average) is a rate calculated on an overnight basis by the European Central Bank and published by the European Banking Federation.

This rate shall apply to the period falling between the initial due date and the date of actual payment of the amount due.

Tranche B:

-    1 per cent per annum then adding

-    the margin of 0.325 per cent per annum, then adding

- the arithmetic average of the EONIA rates. The EONIA (Euro Overnight Index Average) is a rate calculated on an overnight basis by the European Central Bank and published by the European Banking Federation.

This rate shall apply to the period falling between the initial due date and the date of actual payment of the amount due.

For Drawdowns in Authorized Currencies, the same calculations shall apply based on the average of corresponding one-month LIBORs.

The Agent shall provide the Borrower as soon as possible with the late-payment interest rate calculated as provided hereinabove, with same finally binding the parties in the absence of an indisputable mistake.

The collection of late-payment interest, which shall be payable at any time on demand by the Agent and/or the Lenders, shall not imply the granting of a grace period for payment, or the waiver of any of the Lenders' rights.

Article 18: Commitment Fee
Tranche A: 0.08 per cent per annum payable quarterly in arrears on any Loan Amount not used, calculated based on a 360-day year and payable in euros.

Tranche B: 0.15 per cent per annum payable quarterly in arrears and calculated based on the date of execution of the Loan Contract on the amount of the Loan not used, calculated based on a 360-day year and payable in euros.

The commitment fee shall cease to be due for the portion of the Loan which the Borrower cancels, with effect from expiration of the quarterly period during which such cancellation takes effect.

Article 19: Procedure for use

- Any Drawdown request must give rise to a Drawdown notice and must reach "the Agent" at 10 a.m. (Paris time) at the latest for Drawdowns in euros, and at 10 a.m. at the latest (London time) for Drawdowns in other currencies, subject to two-Working Days' notice, and must specify the term of the requested Interest Period.

-    Use shall be for a term of one, two, three, six or twelve months.

- The amount of each Drawdown shall be at least 5 million euros, and shall correspond to a whole multiple of 5 million euros (or its equivalent in other Authorized Currencies of one of these two amounts). The due dates of the Drawdown periods must correspond to a Working Day and a day on which the market for the currency in question is open.

- Given the revolving nature of the Loan, the Borrower may request successive Drawdowns subject to the amount and term limitations provided in the Loan Contract. There may not, however, at any time be more than ten Drawdowns pending.

- Any Drawdown shall be deemed to constitute confirmation of the representations and warranties pursuant to Article 24 and shall irrevocably commit the Borrower, which shall be bound to carry out the Drawdown at the date and in accordance with the procedures provided therein.

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Article 20: Cancellation
The Borrower shall have the right to cancel all or part of the Loan which has not been used before its term provided it informs the Agent, giving notice of at least ten (10) working days, of its intention of canceling all or part of the Loan irrevocably.

Any cancellation shall be for at least 25 million euros and must represent a whole multiple of 25 million euros and shall be final.

Article 21: Early Repayment
Early Repayment shall be allowed in the event of the occurrence of New Circumstances (v. Article 22).

Moreover, and on an exceptional basis only, the Borrower may repay each of the Drawdowns without penalty, at any date and prior to the expiration of the term (the "Early Repayment Date"), in full, subject to giving notice at least five working days from receipt of the notice sent to the Agent.

At the Early Repayment Date, the Borrower shall repay to the Lenders the amounts in principal of any Drawdowns thus notified and shall in addition pay an amount equal to interest accrued between the Drawdown date or in the case of a drawdown exceeding 6 months, the last Interest Payment Date and the Early Repayment Date.

At the Early Repayment Date, the Borrower shall in addition be liable to the Lenders for a sum equal to the difference, to the disadvantage of the Lenders, between:

     (i) the present value (at the Early Repayment Date) of interest that the portion of Advances would have produced if there had been no early repayment for the period during which same Advances will still be outstanding; and

     (ii) the present value (at the Early Repayment Date) of interest that would be produced by a so-called redeployment loan with the same principal repayment schedule as the portion of the Advances repaid early.

Present value as defined hereinabove shall be determined by taking account a discounting factor equal to the interest rate of the redeployment loan referred to in the paragraph above.

The interest rate of this redeployment loan shall be equal, on the day of the Early Repayment date, to the EURIBOR rate (or the LIBOR rate as appropriate), less 1/8th, with a term equivalent to the residual term of the Advances which are subject to early repayment.

Article 22: New Circumstances
If following the introduction, creation, amendment, interpretation emanating from an authority with law or rule making powers, or enforcement of a statutory or regulatory provision of any text mandatory in character, a Lender becomes subject, with regard to its lending business to companies, to any tax measure (excepting changes to corporate income tax rates and business tax; from monetary or any other regulation inducing a charge, cost or reduction to the net remuneration relating to the Contract (such as, for instance, the setting up of mandatory reserves or deposits, quantitative regulations affecting the Loan, the institution of new coefficients applicable to banks), the following provisions shall apply:

- said Lender shall inform the Borrower by means of a notice containing the estimated amount of the increased cost resulting for it from the new circumstance, accompanied by documentary evidence;

- the Borrower and said Lender shall meet together as soon as possible to reach a solution for the difficulties occurred, in the same spirit of cooperation as when the Contract was entered into;

- if no solution can be found within thirty days following receipt of the aforementioned notice by the Borrower, the Borrower shall be required:

- either to ask the Lender to maintain the Loan, with the Borrower undertaking, however, to fully cover the additional cost incurred, with effect from the day on which said Lender is affected by the new Circumstance;

- or to terminate the Contract, within seven Working Days following said period of thirty days and to make full repayment of any and all expenses and costs incurred by said Lender owing to this repayment, including additional expenses incurred because of the new circumstance. In the absence of an indisputable mistake, the certificate of said Lender setting forth these costs, expenses and charges shall be fully binding on the parties.

- If, at any moment, the Contract becomes illegal or ceases to be a valid commitment by the Borrower, the Borrower and the Lender shall come together as soon as possible to reach a solution for the difficulties that occurred, in the same spirit of cooperation as when the Contract was entered into. If no solution can be found within fifteen days following the day when the contract became illegal or ceased to be a valid commitment, the Borrower shall terminate the Contract within seven Working Days following said period of fifteen days and shall make full repayment of any and all amounts due in capital, interest and commissions, adding, if appropriate, all reasonable expenses and costs incurred because of the new circumstance. In the absence of an indisputable mistake, the certificate of said Lender setting forth these costs, expenses and charges shall bind the parties.

Article 23: Prior Conditions
----------------------------
Exclusively set forth as follows:

 .    A certified true and up to date copy of the Articles of incorporation or other incorporation documents of Rhodia and/or of any Additional Borrower.

 .    A K-bis excerpt from the Trade and Companies Registry less than three months old or any equivalent document from Rhodia and/or any Additional Borrower.

 .    The list of names (including signature specimens) of the signatories of the
     Contract as well as those of persons authorized to act pursuant to the Loan Contract on behalf of Rhodia and/or of any Additional Borrower.

 .    A certified true copy of the powers of the signatories of Loan Contract of
     Rhodia and/or of any Additional Borrower.


Article 24: Representations and Warranties
------------------------------------------
These representations and warranties shall be deemed renewed by the Borrower or the Additional Borrower at each Drawdown request, except for warranties given at points 9 and 10, which shall be deemed given only at the date of execution hereof.

(1) the Borrower is a lawfully incorporated company which validly exists in accordance with applicable law, and is empowered to engage in business as it does presently, to own all the assets recorded in its balance sheet, to enter into the Loan Contract and to fulfill the obligations resulting therefrom for it;

(2) execution of the Loan Contract has been duly authorized by its corporate bodies empowered to do so and requires no authorization by any authority vested with the corresponding powers that has not been obtained and is not effective;

(3) the loans entered into by it pursuant to the Loan Contract rank pari passu in all respects with its other unsecured debts;

(4) there exists no security (mortgage, pledge of fixed or moveable assets, or other right in rem whatsoever) against all or part of its assets or income, present or future, with the exception of the sureties expressly authorized by the Bank or described hereinafter;

(5) the Loan Contract is a valid, legal and binding commitment by the Borrower in accordance with the Loan Contract's terms;

(6) the Loan Contract and performance of the obligations resulting therefrom for it do not contravene any provision of its Articles of Incorporation or any commitment to which it is a party, or by which it is bound, nor are they in breach in any way of applicable laws and regulations, and each of the obligations arising from the loan Contract amounts to a valid commitment of the Borrower, performance of which may be ordered by legal proceedings;

(7) the execution, delivery, performance and validity of the Loan Contract shall not be subordinated to any authorization, approval, agreement, decision or registration, or to any other requirement by any French governmental, judicial or administrative authority;

(8) all the financial documents that it has provided to the Lenders are true and sincere, have been prepared in accordance with accounting principles applicable in France, and are a fair presentation of its results for each financial year;

(9) since the closing date of the last financial year, no event has occurred that would have a material adverse effect on the borrower's business, assets or legal situation;

(10) no proceedings are pending or, to the Borrower's knowledge, are about to be initiated to prevent or forbid the execution or performance of the Contract or that may have a material adverse effect on the Borrower's ability to perform its obligations pursuant to this Contract;

(11) no payment of stamp duty or similar duties, other than the duties known as timbres de dimension in France is required in connection with the execution, delivery, implementation and performance of the Contract;

(12) no action is pending for the purposes of liquidation, winding-up or any other similar procedure concerning the Borrower;

(13) there exists no circumstance which might constitute an Event of Default.

Article 25: Undertakings
The Borrower hereby agrees until any and all amounts lent by the Lenders pursuant to the Contract are repaid in full and any other obligations arising for it from the Contract are performed:

(A)  to supply the following to the Lenders as soon as they are available

(1) its consolidated annual balance sheet, its income statement and appendices prepared in accordance with accepted accounting principles in France, accompanied by the Auditors' report, 180 days at the latest following the end of the financial year concerned;

(2) at the latest within 60 days following the end of each financial year, a certificate of compliance by the Borrower with its commitments entered into at (B) hereinafter;

(3) and at the latest 90 days following the end of each half-year, the consolidated non-audited interim income statement;

(4) all information on the preparation of the annual consolidated financial statements that will provide a clear picture of any change that has occurred in accounting practices compared with previous years;

(5) all other information, any reports or statements that the Lenders may reasonably request to establish the Borrower's ability to fulfill its obligations pursuant to the Contract;

(B)

(B)

(1) to maintain the EBITDA/Net financial charge ratio at a level exceeding or equal to 5; Rhodia undertakes that this ratio level be complied with at December 31 of each year based on its consolidated annual financial statements; and

(2) to maintain its Consolidated Net Equity at a level higher than or equal to FRF12,000,000,000 (or the equivalent in euros), Rhodia undertakes that this ratio level be complied with at December 31 of each year based on its consolidated annual financial statements;

(C)  In addition

(1) to give written notice as soon as possible to "the Agent" of the occurrence of any event constituting an Event of Default;

(2)  to comply with laws and regulations applicable to it;

(3) not to consent to or to allow to remain any surety (mortgage, pledge of fixed or moveable assets or other right in rem whatsoever) relating to any financial indebtedness against all or part of its assets or income, present or future, with the exception of the sureties specifically authorized by the Lenders or the sureties exhaustively set forth hereinafter:

- sureties granted to secure financial indebtedness entered into to finance the cost of the acquisition, extension or improvement of any fixed asset in so far as the surety granted in this regard bears exclusively to and exclusively secures the cost of the acquisition, extension or improvement of the asset concerned;

- sureties granted to secure financial indebtedness entered into with the following institutions: Credit national, European Investment Bank, Fonds industriel de modernisation, Fonds de developpement economique et social and more generally with any and all international, governmental or EEC-controlled institutions that require, given their articles of association or internal regulations of a general nature, the obtaining of security in the form of land or real estate in consideration for financial loans;

- sureties encumbering assets contributed as part of a merger, contribution or acquisition of a company, if said sureties and the financial indebtedness guaranteed by same existed prior to the merger, contribution or company acquisition transaction as appropriate and if same sureties had not been set up in consideration of said merger, contribution or company acquisition transaction;

- the sureties granted in connection with the re-financing of financial indebtedness secured by sureties authorized pursuant to the provisions hereof;

- sureties granted in connection with procedures relating to judicial performance, the attachment of goods or any other equivalent judicial procedure as long as judicial applications thus secured remain judicially disputed in good faith by the Borrower;

- sureties encumbering assets acquired by the Borrower if said sureties and the financial indebtedness secured thereby existed prior to the acquisition transaction if these sureties had not been set up in consideration of said acquisition transaction;

- sureties granted against assets transferred and held in trust by a third party and exclusively used by said third party to carry out the repayment of principal and/or of interest for a financial indebtedness of the Borrower, provided the third party cannot transfer these assets in any form whatsoever, and that it undertakes to comply with the Borrower's obligations pursuant to the financial indebtedness concerned;

- sureties granted against accounts receivable or assets of the Borrower when said sureties have been set up in consideration of the re-financing of these assets or these accounts receivable provided non-collection risks cease in connection with this re-financing to be borne mainly by the Borrower and that the transaction relates exclusively to a re-financing or treasury transaction;

- sureties granted against any cash deposit made by the borrower, using, to make same deposit, the proceeds of a financial indebtedness, provided the depository grants a loan benefiting a company belonging to the Rhodia group and provided the amount of the loan is at least equal to the deposit and that the loan maturity date does not fall prior to the deposit return date, that the sureties granted secure full repayment of the loan and that the purpose of the entire transaction is to reduce the Group's financial expenses and/or favor the Group's financial transactions. For the requirements of this clause, the expression "Group" shall be construed by reference to the Borrower and its subsidiaries within the meaning of the provisions of Article 355-1 of Law N(degree)66-537 of July 24, 1966;

- sureties the setting up of which is not authorized by the preceding paragraphs, provided the total sum of accounts receivable secured by these sureties remains less than an amount equal to 7.5 percent of the Borrower's Consolidated Net Equity, or the equivalent of this amount in any other currency.

(4) to pay any and all transfer duties, stamp duties or registration duties or similar charges that may be due pursuant hereto;

(5)  not to cease its business.

Article 26: Events of Default

Each of the following events shall be an Event of Default, as soon as it occurs and whatever the reason of its occurrence, whether attributable or not to the
Borrower:

(1) non-payment at the due date of an amount due in principal, interest, commission, expenses or accessories by the Borrower pursuant to the Contract, if not made good within five working days;

(2) failure by the Borrower to fulfill any other obligation contained herein which the Lenders shall reasonably consider can be remedied, if not remedied within 20 working days following a request made for that purpose to the Borrower by the Lenders or the Agent;

(3) any financial indebtedness of the Borrower exceeding 60,000,000 euros (or the equivalent in other currencies) becomes immediately repayable before its normal maturity date following alleged insolvency owing to default beyond any grace period granted to the Borrower;

(4) any representation of the Borrower made by the Borrower at the time of execution of the Contract or renewed subsequently pursuant hereto proving inaccurate concerning a material point;

(5) any measure taken against the Borrower such as the appointment of an ad hoc representative, amicable settlement within the meaning of Law N(degree) 84-48 of March 1, 1984, any court-ordered recovery plan or total or partial disposal plans by the Borrower in connection with collective proceedings or any similar measure or proceedings;

(6) any breach of or failure by the Borrower to comply with commitments (including, but not limited to, those provided in Article 25) and obligations binding it and provided in the Contract if, in so far as this breach or failure can be made good, same is not made good within fifteen days of its occurrence;

(7) any liquidation or winding-up of the borrower previously notified to the Lenders, except that cases of mergers carried out at normal conditions between subsidiaries of the Rhodia Group shall not be covered by this provision.

In case an event, or a set of events that, according to the Bank's reasonable assessment, may have the effect of irremediably compromising the Borrower's financial situation within the meaning of Article 60 of Law N(degree) 84-46 of January 24, 1984 occurs.

Article 27: Transfer of rights and obligations
The Lenders may at any time assign or transfer the rights and obligations resulting for them from the Loan Contract to any company within their Group.

Moreover the Lenders may assign or transfer at any time the rights and obligations resulting for them from the Loan Contract, in respect of minimum amounts of 5,000,000 euros (or the equivalent in other currencies) and in whole multiples of 5,000,000 euros, to any other first-ranking institution, with the prior agreement of the Borrower (with such agreement not being reasonably refused) and subject to notice of one month being given.

This assignment or transfer possibility shall only come into effect 6 months following execution of the Loan Contract. It is specifically agreed that such transfer cannot in any way have the effect of increasing the payments to be made by the Borrower pursuant to the Loan Contract, for whatever reason.

Article 28: Main Definitions
"Financial indebtedness"
refers to

(1)  any debt relating to monies borrowed;

(2) any debt (actual or conditional) arising in connection with security granted in the form of land or real estate or in personal form, an indemnification commitment, or any other obligation entered into by Rhodia for the purpose of protecting any one creditor against a financial indebtedness entered into by any third party;

(3)  any debt arising out of any banking loan;

(4) any debt arising out of any negotiable debt instrument, commercial bills or notes, bond, marketable security, treasury bill, commercial paper, certificate of deposit or any other instrument of a similar nature;

(5) any debt arising out of any forward (of the swap or option type, etc.) or exchange-rate market transaction, the net amount of the debt concerned being assessed by taking account of amounts possibly due by the Borrower to the latter's counterpart pursuant to the forward market transaction under consideration, pursuant to any local market rule (of the ISDA, AFB type or other) relating to the calculation of a termination balance in the event of default by a counterpart;

(6) any payment obligation arising in connection with any lease contract entered into with any third party to obtain financing;

Material adverse change

refers to any event concerning the assets or the financial situation of the Rhodia group, taken as a whole, that may have a material adverse effect on the Lenders' reasonable assessment of the Borrower's ability to meet its payment obligations pursuant to the Loan Contract.

Net Financial Expenses

These are financial expenses relating to net long-term debt and analyzed as:

- Interest and similar -- charges: this is interest on long-term debt and financing transactions (loan interest, commercial paper discounts or redemption premium repayments) after capitalization of financial charges relating to the financing of certain assets and incorporated into the financing cost of these assets. Early loan repayment indemnification, losses on financial instruments of the interest-rate swap and option type, interest on debt other than long-term debt (commercial or other), loan issue expenses whether or not spread over the term of the loan, net expenses on the disposal of investment securities, the reduction in the likely value of the market value of securities in a transaction, losses on buy-backs by the Rhodia Group of shares, bonds and other securities issued by Rhodia or its subsidiaries.

- Interest and similar -- income: this is interest on financial accounts receivable; it thus excludes income from trade accounts receivable, gains on financial instruments of the interest-rate option or swap type, net gains on the disposal of investment securities, any increases in the likely value of the market value of securities in a transaction, income from buy-backs by the Rhodia Group of shares, bonds and other securities issued by Rhodia or its subsidiaries.

As these items shall result from the income statement contained in the last consolidated annual financial statements of the Rhodia group, supplied annually to the Lenders. To avoid any difficulty of interpretation, it is specified that the value of Net Financial Expenses stood at FRF640 million at December 31, 1998.

EBITDA: Operating income after offsetting of items not including a financial counterpart (after adding amortization expenses and fixed-asset depreciation, including any additional goodwill amortization if appropriate), after adding variation in any other long-term provisions.

Operating Income: sales less operating expenses. Operating expenses are made up of production expenses, administrative and sales expenses, research and development expenses and any additional goodwill amortization and reorganization and environmental expense provisions.

Fixed-asset depreciation and amortization

Includes:

- start-up expenses amortization and expenses to amortize over several periods;

-    goodwill and equity-method related amortization

-    amortization of software, patents, licenses, trade marks;

- amortization of other intangible assets, land, buildings and other tangible fixed assets;

-    depreciation in controlling interests

Increase (or decrease if appropriate) in long-term provisions

Includes:

-    variation in pensions provisions;

-    variation in reorganization provisions

- variation in contingency and loss provisions and other long-term liabilities

As these items shall result from the income statement contained in the last consolidated annual financial statements of the Rhodia group, supplied annually to the Lenders. To avoid any difficulty of interpretation, it is specified that the value of EBITDA stood at FRF4,873 million at December 31, 1998.

Consolidated Net Equity

refers to the sum of corporate share capital and issue premiums, reserves, conversion and income reserves, with each of the above-mentioned items being determined according to Rhodia's consolidated balance sheet, included in the last consolidated annual financial statements supplied to the Lenders. To avoid any difficulty of interpretation, it is specified that the value of Consolidated Net equity stood at FRF13,973 million at December 31, 1998.


Article 29: Indemnification Expenses
The Borrower shall pay any and all stamp and registration duties (any and all levies or similar charges due on the occasion of the execution or performance of the Contract).

The Borrower shall indemnify the Lenders for the consequences, within the limits of what is reasonably foreseeable, of any delay or failure to pay said duties, levies or charges.

The Borrower shall indemnify the Lenders for any and all expenses (including the cost of replacing funds) and losses incurred, within the limit of what is reasonably foreseeable), owing to non-compliance by the Borrower with any one of its obligations pursuant to the Contract.

The Lenders shall provide the Borrower with a document evidencing the calculation of said expenses and losses.

Article 30: Benefit of the Contract
The Borrower may not assign or otherwise transfer the rights and obligations arising for it out of the Contract.


Article 31: Global Effective Rate
To comply with legal obligations, the Global Effective Rate for this Loan is as follows; its is specified that that the Global Effective Rain this instance is calculated to reflect maximum drawdown of the Loan in EUR, based on a 360-day year and in accordance with rates applicable on the market on the drafting date hereof. Given that the value of the three-month Euribor variability index at 7/26/1999 is 2.685 percent, the Global Effective Rate is as follows:

Tranche A:

Interest rate: 2.885 percent per annum
i.e., a Global Effective Rate of 2.925 per annum

Tranche B:

Interest rate: 3.010 percent per annum
i.e., a Global Effective Rate of 3.052 percent per annum


Article 32: Authorization to Debit Current Account
The Borrower authorizes the Lenders to debit any and all repayments of capital, statements of interest due, registration and stamp duty, materialization of sureties, and generally any and all expenses and accessories due directly or indirectly in connection with the Loan, to the current account opened in the Lenders' books.


Article 33: Offsetting
Any sum becoming due and payable by the Borrower to the Lenders pursuant to the agreement, following the occurrence of an Event of Default (set forth at Article
26) may (subject to the Lender(s) having kept the Borrower informed beforehand in writing) be set off against any amount (of any nature whatsoever) due and payable by the Lender(s) to the Borrower.


Article 34: Exercise of rights
Any and all rights conferred on the Lenders or on the Borrower by the Contract or by any document issued in performance or on the occasion of the contract, such as rights arising out of the law, shall be cumulative and may be exercised at any time.

Failure by the Lenders or the Borrower to exercise a right or any delay in exercising it, shall never be considered a waiver of this right, and the exercising of a single right or the exercising thereof in part only shall not prevent the Lenders from exercising it again or in future or from exercising any other right.


Article 35: Applicable Law and Jurisdiction
The Loan Contract shall be subject to French law, with courts within the jurisdiction of the Paris Court of Appeal being granted jurisdiction.

Date: [hand-written] August 16, 1999

The Lenders: [signatures]

The Borrower: [signature]

The Agent: [signatures]

Appendix agreement letter

Subsidiary letterhead

(Corporate name, company's form of incorporation) with capital of (amount of capital) , with its registered office at (address of registered office), registered at the (place of registration) Trade and Companies registry under number (Trade and Companies Registry number) represented by (Surname, Christian or forename, position)

                          (hereinafter referred to as "the Additional Borrower")

to

*, a French corporation with a management board and a supervisory board, with a capital of FRF400,000,000, having its registered office at *, registered with the Strasbourg Trade and Companies Registry under number *

and

*, a French corporation with a capital of FRF1,609,847,700, registered with the Paris Trade and Companies Registry under number *, with its registered office at
*

                                      (hereinafter referred to as "the Lenders")

Gentlemen:

We refer to a loan in the amount of 150,000,000 euros (one hundred and fifty million euros) entered into by Rhodia, breaking down as follows:

75,000,000 euros for Tranche A (seventy-five million euros) for a period of 364 days with effect from

75,000,000 euros for Tranche B with effect from       1999 for a period of 3
years from the Lenders according to the terms of the agreement dated       1999.

The loan contract provides for the possibility of substituting any Additional Borrower for Rhodia.

We wish to benefit as an Additional Borrower from the loan granted by the Lenders by contract dated 1999, a copy of which is in our possession, and the terms and conditions of which we accept without reserve, such that shall be vested with all the rights and obligations arising therefrom.

We enter into the commitments and make the representations provided by Articles 24 and 25 of the above-mentioned contract..

We hereby certify being a subsidiary controlled by Rhodia within the meaning of
Article 355-1 of the Law of July 24, 1966.

The drawdown or drawdowns that we shall carry out shall be secured by the first
demand guarantee issued by Rhodia S.A. to the lenders on       1999.

Finally, we attach all the documents mentioned in Article 23 of the loan agreement dated 1999.

                                      (company stamp + last name, first name and
                                                position of signatory)

FIRST DEMAND GUARANTEE

                                Rhodia letterhead

Rhodia
25, quai Paul-Doumer--92400 Courbevoie
Hereinafter referred to as the "Guarantor"

To

*
hereinafter referred to as the "Bank"

And

*
hereinafter referred to as the "Bank"

                                    GUARANTEE

Gentlemen:

We refer to the Loan Contract in the amount of 150,000,000 euros (one hundred and fifty million euros) entered into by Rhodia S.A. and breaking down as follows:

75,000,000 euros for Tranche A (seventy-five million euros) for a period of 364 days.

75,000,000 euros for Tranche B with effect from    1999 for a period of 3 years.

From the Banks in accordance with the terms of the agreement dated       1999.

This contract provides that one or several Additional Borrower, may benefit from the loan in whole or in part, and may be substituted for Rhodia. The list of Additional Borrowers at the date of execution of this guarantee is attached hereto.

We, Rhodia S.A., with our registered office at 25, quai Paul-Doumer -- 92400 Courbevoie, registered with the Nanterre Trade and Companies Registry under number RCS B 352 170 161, represented by M. [...], vested with powers in connection herewith pursuant to a decision of the Board of Directors dated [...], irrevocably and unconditionally guarantee to:

- *, with its registered office at *, as lender and to any other lending institution that may be substituted for * as lender pursuant to the loan contract,

- *, whose registered office is at *, as lender and to any other lending institution that may be substituted for * as lender pursuant to the loan contract,

Repayment of any and all sums in principal up to a maximum of 150,000,000 euros, to which shall be added interest, late-payment interest, expenses, commissions and accessories that an Additional Borrower may owe them in connection with the Loan referred to hereinabove, including in the event that Rhodia disposes of all or part of its equity interest in the Additional Borrower in the absence of prior agreement by the Bank to substitution of a new first demand guarantor to Rhodia.

Consequently, we undertake to pay on first demand, without being able to defer payment nor to raise any dispute for whatever reason, any and all sums that may be due by a defaulting Additional Borrower under the aforementioned Loan.

The Guarantor shall refrain from discussing or deferring performance of its commitment for whatever reason, including, but not limited to, in the event that Rhodia were to dispute all or part of its debt, by whatever means, as this undertaking is autonomous from any other undertaking.

Any and all provisions hereof shall remain fully in force, regardless of the changes in the financial or legal situation, or the form of incorporation of Rhodia or of the Banks.

This Guarantee may be called in one or several installments by the Banks. Any payment made in performance thereof shall be offset against its total amount.

In the event of partial or early cancellation as provided in Article 21, "Early Repayment" of the Loan Agreement, the amount of this guarantee shall be reduced by an amount equivalent to this cancellation, but shall continue to cover fully the Drawdowns carried out prior to the cancellation and but not yet repaid.

This guarantee cannot be validly called except by registered letter, receipt requested, sent by the Banks and received by the guarantor at its above-mentioned address for service.

This guarantee shall be valid until full repayment of sums due pursuant to the Loan and at the latest (date: 3 months after the term of the Loan). It shall be automatically canceled at that date failing having been previously called by the bank.

All the expenses relating to this guarantee as well as to its follow-up or consequences shall be borne by the Guarantor.

This guarantee shall be governed by French law.

Jurisdiction is granted to the Paris Commercial Court.

For the performance hereof, a domicile for service is elected at the address of the undersigned as set forth herein.





                                                           Executed in Paris, on